DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is by and between Quasar Distributors, LLC (the “Distributor”), The RBB Fund, Inc. (“Fund Company”) and Bogle Investment Management, L.P. (“Adviser”).

WHEREAS, pursuant to a Distribution Agreement between the parties effective as of June 30, 2016, as amended (the “Existing Agreement”), the Distributor has served as distributor to each series of Fund Company listed on Exhibit A to the Existing Agreement (each a “Fund” and collectively, the “Funds”);

WHEREAS, all of the equity interests of the Distributor are being sold to Foreside Financial Group, LLC in a transaction (the “Transaction”) that is expected to close on or about March 31, 2020 (the “Closing Date”).

Effective as of the Closing Date, the Fund Company, on behalf of each Fund, the Adviser and the Distributor hereby enter into this Agreement on terms identical to those of the Existing Agreement, which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given to them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial term ending August 31, 2020 and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds' board of trustees/directors or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended ("1940 Act") and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees/directors who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, (i) through a failure to renew this Agreement at the end of a term, (ii) upon mutual consent of the parties, or (iii) on at least sixty (60) days' written notice, by the Funds' board of trustees/directors, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the Closing Date of the Transaction.

QUASAR DISTRIBUTORS, LLC		THE RBB FUND, INC.,
on behalf of the Funds

By:	/s/ Richard J. Berthy	By:	/s/ James G. Shaw
	Richard J. Berthy, President		James G. Shaw
CFO/Treasurer & Secretary

BOGLE INVESTMENT
MANAGEMENT, L.P.

		By:	/s/ John C. Bogle, Jr.
John C. Bogle, Jr., President